Fox’s National Advertising Partners Sales Group

Enters into Agreement with ProLink To Drive Integrated Advertising Sales on Television Project Across ProLink Network

LOS ANGELES, Sept. 26 - National Advertising Partners (“NAP”), the Fox-owned sales unit that represents sports networks across the country, announced today that it has signed an agreement to partner with ProLink Solutions LLC, a wholly owned subsidiary of ProLink Holdings Corp. (OTC Bulletin Board: PLKH), the world's leading provider of Global Positioning Satellite ("GPS") golf course management systems and digital out-of-home on-course advertising.

NAP will represent and sell a variety of ProLink’s GPS media inventory, with a focus on integrated advertising campaigns, offering advertisers broad on-course, on-air, and on-line opportunities. ProLink expects to begin recognizing revenue under this agreement beginning in the 2009 first quarter.

The First Media and advertising opportunity which is planned to be launched in Early 2009 is a television program highlighting America’s great public golf courses that also use ProLink’s GPS System. The show would feature the best the courses have to offer, along with tips and strategies, as well as the amenities offered by the club and location. NAP would be responsible for arranging in-show sponsorships and placement of all ad inventories in connection with the program. Advertiser benefits would include Television time and lead features on the ProLink Network at leading golf courses across the country. The integration of the program would also include an internet and print marketing program targeting the golf community.

“The ProLink Network is a corner stone for the success of this programming,” said Kyle Sherman, executive vice president, ad sales, Fox Sports net. “Clustered with ProLink, we can offer our advertisers a unique solution crossing many mediums, all targeted at a highly desirable audience. To our knowledge this is the first time that a sponsor using broadcast budgets will be able to buy a multi-focused platform offering including a leading digital out of home venue from one provider designed for maximum impact and substantial ROI for the advertiser.”

“Through a wide array of cost-effective, focused advertising vehicles, we believe that this is the first time that a sponsor will be able to reach a highly targeted affluent audience,” said Lawrence Bain, ProLink's Chief Executive Officer.“We are excited to enter into this agreement with NAP. Fox has extensive relationships with widely respected national brands, and we believe that the exposure generated will offer advertisers the unique ability to reach affluent audiences with a target message.”

As part of this potential program ProLink’s golf course partners will enjoy a national branding opportunity with commercials running in major markets promoting the use of ProLink on the courses and the location of ProLink’s product in the markets.

About ProLink

ProLink Solutions, a subsidiary of ProLink Holdings Corp., is the world's leading provider of GPS golf course management systems and revenue-generating on-course advertising. ProLink Solutions' core philosophy is to be a "Trusted Partner" to its golf-course customers. From enhancing golfers' overall experience and improving pace-of-play, to increasing current revenue streams and creating new profit centers for golf courses, ProLink Solutions' products and services have captured markets both nationally and globally.

About NAP

National Advertising Partners (NAP) is the Fox-owned sales unit that represents 35 regional sports networks across the country, including 16 Fox owned-and-operated networks, as well as nearly two dozen others, such as Comcast SportsNet, NESN, YES, Liberty Sports, and MSG. Nap’s current client roster features more than 1000 active advertisers.

 Safe Harbor

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about ProLink Holdings Corp. (ProLink). Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of ProLink's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements which are set forth in greater detail in the Company's filings with the Securities and Exchange Commission from time to time. The information set forth herein should be read in light of such risks. ProLink does not assume any obligation to update the information contained in this press release.

For more information about ProLink, visit http://www.goprolink.com/, call 480.753.2337 or email info@goprolink.com.

CONTACT:
Daniel Mitchell
Buffalo Communications
253.312.4536
dmitchell@billycaspergolf.com

Investor Relations Contact:
CEOcast, Inc.
Gary Nash
212.732.4300
gnash@ceocast.com